Exhibit 4.1

[FORM OF FACE OF NOTE]

[Global Notes Legend]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

THIS NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 9.05 OF THE INDENTURE, (II) THIS NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE).]

THE PRICELINE GROUP INC.

2.375% SENIOR NOTES DUE 2024

No. [•]

€1,000,000,000

ISIN XS1112850125

CUSIP 741503AU0

THE PRICELINE GROUP INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to BT Globenet Nominees Limited or registered assigns, the principal sum as set forth in the attached Schedule of Increases and Decreases, at the office or agency of the Company in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for that purpose, on September 23, 2024, in euro. If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if euro is no longer being used by the then member states of the European Monetary Union that have adopted euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us or so used, and to pay interest, annually on September 23 of each year, commencing September 23, 2015, on said principal sum at said office or agency, in like coin or currency, at the rate of 2.375% per annum, from the September 23 next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on the Notes (as defined on the reverse hereof), in which case from September 23, 2014, until payment of said principal sum has been made or duly provided for.  The interest so payable on September 23 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the September 8, preceding such September 23, unless the Company shall default in the payment of interest due on such interest payment date, in which case such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered holders of Notes not less than thirty days preceding such special record date or may be paid in any other lawful manner.  Interest on this Note will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or September 23, 2014 if no interest has been paid on this Note), to but excluding the next scheduled interest payment date.

If any interest payment date, the maturity date or any earlier required repurchase date upon a designated event falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term ‘‘business day’’ means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement express Transfer system (the TARGET2 system), or any successor thereto, is open.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent appointed by the Company,

by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated:

THE PRICELINE GROUP INC.

By:
Name:
Title:

This is one of the Notes designated therein referred to in the within mentioned Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: DEUTSCHE BANK LUXEMBOURG, S.A., as Authenticating Agent

By:

Authorized Signatory

By:

Authorized Signatory

[FORM OF REVERSE OF NOTE]

1.                                      Notes.

This Note is one of a duly authorized issue of senior notes of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Officers’ Certificate of the Company, dated as of September 23, 2014 (the “Officers’ Certificate”), pursuant to the Indenture dated as of September 23, 2014 (the “Indenture” and, together with the Officer’s Certificate, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as “2.375% Senior Notes due 2024,” issued in an initial aggregate principal amount of €1,000,000,000. The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.  All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.                                      No Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

3.                                      Optional Redemption.

(a) At the Company’s option, the Notes may be redeemed in whole or in part on or after June 23, 2024 at 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to but excluding the date of redemption.

(b) At the Company’s option, the Notes may be redeemed at any time in whole or in part. If the Company elects to redeem the Notes, the Company will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date: (1) 100% of the aggregate principal amount of the Notes to be redeemed or (2) an amount equal to the sum of the present values of the remaining scheduled payments for principal and interest on the notes, not including any portion of the payments of interest accrued as of such Redemption Date, discounted to such Redemption Date on an annual basis at the Comparable Government Bond Rate, plus 25 basis points.  Neither the Trustee nor the paying agent shall have any responsibility for calculating the redemption price.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable

Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

4.                                      Selection and Notice of Redemption.

(a)                                 If less than all of the notes are to be redeemed, in the case of certificated notes, the Trustee will select notes for redemption pro rata or other method it deems appropriate and fair. In the case of global notes, the depositary in coordination with the paying agent may select global notes for redemption pursuant to its applicable procedures. The Trustee, in the case of certificated notes shall select notes and portions of notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof. The depositary, in connection with the paying agent, in the case of global notes, shall select notes and portions of notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

(b)                                 Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional.

5.                                      Acceleration Upon Event of Default.

(a)  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

(b)  The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

(c)  The Indenture provides that if a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2014), an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. The Company is also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto (provided that, solely with respect to an Event of Default arising from certain events of bankruptcy or insolvency, no such status or description of action is required).

6.                                      Amendment and Modification.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

7.                                      No Impairment of Obligation to Pay or Right to Convert.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Indenture.

8.                                      Transfer and Exchange.

As provided in the Indenture and subject to certain limitations set forth therein, the Notes shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar will register the transfer as requested if the requirements of the Indenture are satisfied. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the requirements of the Indenture are met. To permit registration of transfers and exchanges, the Company will execute and the Trustee will authenticate Notes at the Registrar’s request.

9.                                      No Service Charge.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment by the Holder of a sum sufficient to pay all taxes, assessments or other governmental charges in connection therewith.

10.                               Treatment as Owner.

The registered holder of a Note will be treated as the owner of it for all purposes.

11.                               Payment of Additional Amounts.

All payments of principal and interest on the Notes by the Company will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless the withholding or deduction of such taxes, assessment or other government charge is required by law or the official interpretation or administration thereof. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by us of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)  to the extent any tax, assessment or other governmental charge is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)  being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)  having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)  being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d)  being or having been a ‘‘10-percent shareholder’’ of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the ‘‘Code’’) or any successor provision; or

(e)  being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

(2)  to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)  to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)  to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)  to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of Notes;

(6)  to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive;

(7)  to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note as a result of the presentation of any Note for payment (where presentation is required) by or on behalf of a holder of Notes, if such payment could have been made without such withholding by presenting the relevant Note to at least one other paying agent in a member state of the European Union;

(8) to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)  to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)  in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided in this Note, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

If the Company is required to pay any additional amounts as described above with respect to the Notes, the Company will notify the Trustee and the Paying Agent pursuant to an Officers’ Certificate that specifies the additional amounts payable and when the additional amounts are payable.  If the Trustee and the Paying Agent do not receive such an Officers’ Certificate from the Company, the Trustee and the Paying Agent may conclusively rely on the absence of such an Officer’s Certificate in assuming that no such additional amounts are payable.

12.                               Euro.

All payments of interest and principal, including payments made upon any redemption of the Notes, will be made in euro; provided that if euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the

Company’s control or if euro is no longer being used by the then member states of the European Monetary Union that have adopted euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recently available market exchange rate for euro, as determined in the Company’s sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture.  Investors will be subject to foreign exchange risks as to payment of principal and interest that may have important economic and tax consequences for them. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

13.                               Payment of Interest.

For Notes in definitive form, interest on such Notes will be payable (i) to holders having an aggregate principal amount of €1.0 million or less, by check mailed to the holders of those Notes and (ii) to holders having an aggregate principal amount of more than €1.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

The Company shall pay the principal of and interest on Notes in global form registered in the name of or held by Euroclear or Clearstream or their respective nominees in immediately available funds to Euroclear or Clearstream or their respective nominees, as the case may be, as the registered holder of such global notes.

14.                               Redemption for Tax Reasons.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after September 23, 2014, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described in Section 11 herein with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption.

15.                               No Liability.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability (except in the case of bad faith or willful misconduct) for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

16.                               Governing Law.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SCHEDULE OF INCREASES OR DECREASES(1)

The initial principal amount of this Global Note is €1,000,000,000.  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

(1)  This schedule should be included only if the Note is a Global Note.